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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
South Texas Drilling & Exploration, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of South Texas Drilling & Exploration, Inc. (Reg. No. 333-48286) of our report dated June 1, 2001 relating to the consolidated balance sheets of South Texas Drilling & Exploration, Inc. and subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2001 and the related schedule, which report appears in the Annual Report on Form 10-K of South Texas Drilling & Exploration, Inc. for the fiscal year ended March 31, 2001.

/s/ KPMG LLP

San Antonio, Texas
June 21, 2001